Exhibit 99.1

FTI CONSULTING, #11059272

FTI CONSULTING 1ST QUARTER 2006 EARNINGS CALL

May 2, 2006, 11:00 AM ET

Chairperson: Jessica Liddell

Operator: Good morning ladies and gentlemen and welcome to the FTI Consulting 1st Quarter Results conference call. Following opening remarks from FTI’s management there will be a brief question and answer session. If you have a question, please press the * followed by the 1 on your touch tone phone. I would now like to turn the call over to Jessica Liddell with The Abernathy MacGregor Group, please go ahead Miss Liddell.

Jessica Liddell: Good morning and thank you for joining us to discuss FTI’s 1st Quarter results. By now you should have received a copy of the earnings press release that was issued yesterday. Before we begin, I would like to remind everyone that this conference call may include forward looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flows in some prior periods and expects that this may occur from time to time in the future. As a result of these possible fluctuations the company’s actual results may differ from our projections. Further preliminary results are subjected to normal year end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost saving efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. I would now like to turn the call over to Jack Dunn, President and CEO of FTI.

Jack Dunn: Thank you very much. I would like to wish everyone a good morning and thank you for joining us this morning as we discuss our financial results for the 1st quarter of 2006. Joining me on the call are Dennis Shaughnessy, Chairman of FTI; Ted Pincus, Executive Vice President and Chief Financial Officer; and Dom DiNapoli, Executive Vice President and Chief Operating Officer.

Before we get into the details of the quarter, I would like to address the issue of FASB statement 123R which requires us to expense share based compensation payments beginning with the 1st quarter of 2006. As a result of this implementation, 1st quarter results of $0.31 cents per share were after a reduction of $.06 cents per

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share of stock based compensation. This combination of $0.31 plus $.06 cents combines for a 27.5 percent increase over last year’s pre-stock based compensation of $0.29 cents. On an apples to apples basis, after stock based compensation earnings per diluted share in the 1st quarter of 2006 were $0.31 cents compared to $0.25 cents on a pro forma basis for the 1st quarter of 2005, a 24 percent increase. With regard to stock based compensation we would expect the 1st quarter to bear probably the heaviest burden of that expense this year because of the impact of our employee stock purchase plan that allows the non-executive employees of the company to participate in their company’s stock. This is a program of which we are very proud and its impact was about $0.2 cents to $0.3 cents of the stock based compensation in the 1st quarter and will not be the same during the rest of the year.

With regard to our margins, I would also like to point out that they were impacted by about $800,000 dollars or so of 401K and Social Security payments which because of the amount of the salaries that our professionals pay, again create an undue expense in the 1st quarter of which will be ameliorated over the rest of the year.

We spent about $2.0 million dollars in our expansion efforts in Europe and we spent about $1.0 million dollars or so on our program to re-sign our Senior Executives. We think that is the best investment that we have ever made, we had a target of 30 people, we are proceeding on an orderly basis, and at this point we have commitments from more than half of those people to re-sign with FTI as we move forward into a very bright future.

That said the 1st quarter of 2006 was a very powerful one for FTI. We enjoyed a record start to the year as we continue to build upon the strong momentum in 2005. Growth was exceptional across all of our business segments as we continue to capitalize on the demand for our services through increasing market recognition of FTI as the leader with first to last mile execution capability. We have continued to prove that we are in the right markets with the right people, solving the complex problems facing businesses today. In the quarter, like our competition, we saw the shift toward firms like ours continue to increase as the emphasis on governance and integrity in corporate America remain strong. And therefore the desire to eliminate any perceived conflicts of interest remains very very high.

Our technology business posted strong results in the 1st quarter as a separate business segment as the marriage of content investigation and technology services continues to cement its position as a powerful tool in today’s corporate and regulatory environment.

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In short, the foundation we established last year paved the way for this quarter and strengthened terrifically our optimism in our ability to become a highly profitable international billion dollar company by 2009.

Happily we experienced growth across all of our segments in the 1st quarter. Revenues for the quarter increased 45.2 percent to record levels of $169.3 million dollars compared with $116.6 million dollars for the 1st quarter of 2005. Forensic and litigation and the technology practices had exceptionally strong performance on the quarter related to continued government regulatory law enforcement and institutional share holder activism. And the growing adoption of technology is a critical investigation and litigation tool.

Merger and acquisition activity, litigation and increasingly strategic counseling in the energy sector continued to drive revenues in our economic consulting segment. In corporate finance restructuring a solid core performance continuing from the 4th quarter and really the second half of last year was enhanced by the addition of our health care practice this year as well as the results of cross-selling.

The 1st quarter marked the first whole quarter of reporting technology as a separate business segment. Technology has always provided us with a great deal of stickiness with our clients and we continue to be a leader in the data hosting and data mining industry. Under Barry Kaufman’s leadership, we believe there is tremendous opportunity for this segment and we are exceptionally well positioned to build on our market share. To put it into numbers for you, the electronic evidence documentation market is estimated to be at least a $1.3 billion dollar marketplace. FTI’s current run rate of over $100 million up from only half of that a year ago shows just how dynamic the growth potential before us in this technology business is.

We continue to focus on expanding our global reach and entering into new service offerings outside of our traditional markets. During the quarter as I mentioned we spent approximately $2.0 million dollars in Europe to increase our presence and anticipating expanding into the Pacific Rim and into South America in the near future. Our goal as you know is to have $150 million dollars of revenue generated from outside the US by 2009.

During the quarter we added approximately 80 revenue generating professionals as we continue to build our ranks based on what we see as the prospects of our market. We continue to make investments in the business and our technology to maintain and to also to attract the highest caliber professional. We pride ourselves on our people, employing the best PhDs, MBAs and CPAs and the largest cadre of former SEC people in the business.

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Now let me talk a bit about some of the dynamics affecting each of our markets and how we are positioned to capitalize on the growing activity in each one.

In forensic and litigation, the driving force of tighter standards and reporting procedures and increased investigation activity continue to place our services in strong demand. A recent survey has shown that in the last year the size of settlements in security litigation is up over 156 percent, almost 55 percent of such litigation was based on the weaknesses or perceived weaknesses in terminal control. The people who think that the affect of Sarbanes-Oxley are waning I think have really missed the boat as that market will continue to be driven by the plaintiffs lawyers and increasing by an active institutional share holder base who when company’s have problems want their money back.

Revenues for the business segment increased 31.8 percent to $50.0 million in the 1st quarter from $38.0 million last year. Segment EBITDA was $13.0 million, a 26 percent of revenues, an increase of 16 percent from $11.2 million in the prior year, or 29 percent of revenues. Prior year revenues have been adjusted to exclude the new technology consulting segment.

Technology Consulting, the use of technology as a critical litigation and investigation tool continues to really revolutionize the marketplace. Our ability to marry technology and content investigation is exceptional and is evidenced by the continued strong growth in this business both here and abroad. Technology will play an increasingly important role in the overall growth of our business as we move forward. Revenues in technology increased 130 percent to $27.0 million in the first quarter from $11.7 million in the same period in the prior year. Segment EBITDA was $11.0 million, 40 percent of revenues at an increase of 189 percent from $3.8 million or 32 percent of revenues in the prior year.

Economic consulting in the 1st quarter, revenues grew 50 percent including the previously announced acquisition of Competition Policy Associates or what we call COMPASS to $38.0 million from $25.4 million in the 1st quarter of 2005. Segment EBITDA was $8.7 million or 22.9 percent of revenues, an increase of revenues of 50 percent from $5.8 million last year. In 2006 we increasingly, we saw increased activity in consulting and litigation activity related to energy and increasingly also in the intellectual property area sectors. As a active regulatory environment in the US and Europe, we’ll continue to drive growth in the business. Right now there is a brewing health care crisis in the UK due to radical new funding mechanism proposed for public health care. A collaborative team of FTI economists and folks from Cambio are now on the seen to assess the opportunities but this has the same potential impact as did changes in Medicare and Medicaid reimbursements in our own system several years ago.

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We are very pleased with the way this business is progressing. What contributed only about 5 percent to our overall revenues of 2002, is now a solid over 20 percent contributor to our annual revenues. We closed the COMPASS acquisition in the 1st quarter which reinforced our leading position in intellectual content and as we are proud of saying we have three of the top five anti-trust economists in the world with our company. That is a team that you want on your side.

In Corporate Finance Restructuring, we are again pleased with our performance this quarter. Revenues were $54.0 million compared with $41.0 million last year, or an increase of 30 percent. Segment adjusted EBITDA was $14.3 million or about 26 percent of revenues, an increase of 6 percent from $13.4 million last year. The core restructuring market continues to hold its own. The depth of our services in intellectual capital is unmatched, our expertise of certain industry sectors particularly health care, energy and automotive, distinguishes us from our peers.

While we are conservative in our market projections for the year, we expect that our unique national platform and great reputation will allow us to capitalize to the fullest extent on any upturn in that industry.

In closing I would like to update you on our outlook for 2006. Based on results for the 1st quarter and market conditions we are reaffirming our previously provided outlook for 2006 adjusted for an estimate of the impact of share based compensation. Revenues are anticipated to range from $616.0 million to $640.0 million. Earning per diluted share are expected to range from a $1.24 to $1.33 including the impact of expensing stock options in accordance with FASB 123R. We anticipate pre tax share based compensation where approximately $12.0 million to $13.0 million dollars, where approximately $.021 to $.022 cents or 14 percent per diluted share. However this can not be predicted with certainty given it will depend on a variety of factors including hiring, performance evaluation of our retention programs and potential acquisitions. Average bill rates per hour in 2006 are expected to range from $342.0 dollars to $344.0 dollars and utilization is anticipated to range from approximately 79 to 80 percent. While revenue generated head count at the end of 2006 is anticipated to range from 1,127 to 1,155.

Overall we are very excited by our performance in this quarter. We believe it presents an opportunity for us to capitalize on future growth opportunities, to continue to attract and retain the best people in the business and to grow our business to a billion dollar international business with 25 percent EBITDA margins by 2009. As we look ahead to the remainder of 2006 we are excited about the prospects and enthusiastic about the opportunities that lie before us. With that, I would like to open it up to questions.

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Operator: Thank you sir. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question, please press the * followed by the 1 on your push button phone. If you would like to decline from the polling process, press the * followed by the 2, you will hear a three tone prompt acknowledging your selection. And if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question; and our first question comes from Tobey Sommer. Please state your company name, followed by your question.

Mike Fitz: Good morning, this is Mike Fitz with SunTrust Robinson Humphrey, in for Tobey.

Ted Pincus: Good morning.

Mike Fitz: Good morning. A couple questions: first, kind of on the cash flow, looks like you guys went through a decent amount, can you kind of walk us through maybe any kind of pattern you are expecting to see in your cash flows for the balance of the year to get to your guidance?

Ted Pincus: Sure. This was actually a normal 1st quarter in which we are a user of cash. We tend to pay all of our bonuses, our taxes, and it also is the 1st quarter of the year in which after having really worked with our clients at year end to reduce our DSO. Substantially we do relieve a little of that pressure traditionally in the 1st quarter of the year, and those are normal factors. We anticipate as customary that the last three quarters of the year generate all of our cash and are reaffirming our guidance for our overall cash flow for the year as provided in our press release, roughly $80.0 to $90.0 million dollars or there abouts of cash flow. In summary, perfectly normal occurrence, we expect DSOs to come back down for the remainder of the year and bonus accruals continue to increase and generating cash flow for us.

Mike	Fitz: So you are kind of expecting to get it back at level increments not....?

Ted	Pincus: As we have for the last seven years.

Mike Fitz: Okay. Another question on kind of the hiring that went on in the quarter, could you kind of give us a sense of what level those hires were? I know a couple quarters back you mentioned that you were focusing on some Senior Level folks, are you filling in still below the ranks or what is the composition there?

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Jack Dunn: Yes, I think the object as we stated back then, and you’re good to remember that, is that we believe in hiring the Senior people first and then filling out the dance card when we have the work to do and clearly we are in an environment now where we have plenty of work on the table, so the game plan of being able to get the Senior professionals first and then being able to track the young people in the middle level, the ten year folks that want to work with them, is really starting to pay off. So that is where you saw the bulk of the hiring in the 1st quarter.

Mike Fitz: Okay. And then one last question and I will hop back into the queue, just looking on a kind of adjusted for option expense basis, looks like the EBITDA margin was down slightly year over year. Is that a function of the hiring, considering utilization was up, is it kind of a make shift there, or what is happening there?

Jack Dunn: It was a function of the investments that we made in Europe. It was a function of the fact that we spent the money on designing and implementing with lawyers and consultants on our retention plan for our Senior Executives. So those were the major impacts. And the 401K and the Social Security expenses that are lumpy in the 1st quarter.

Mike	Fitz: Thank you very much.

Operator: Thank you. Our next question is from Arnie Ursaner, please state your company name followed by your question.

Arnie Ursaner: Hi, this is Arnie Ursaner, CJS Securities, first question I have is your tax rate in Q1 was relatively high, can you give us your view of tax rate for the balance of the year?

Ted Pincus: You know Arnie, if we eliminate the affects of stock option expense for a moment, our actual tax rate has increased a half a point, from a 42.0 percent for last year to roughly 42.5 percent this year. The tax rate reflected in the financials of course will be the GAAP tax rate in which you have to take into account stock options and recognizing for example that our employees stock purchase plan does not give us a tax deduction, the way you do get an eventual tax deduction for options when they are exercised, assuming that they are non-quals. So you can expect to see this level of tax rate on an after tax option, after share based compensation expense, Arnie, and before the actual rate has increased approximately 50 basis points.

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Arnie Ursaner: You mentioned in the prepared remarks that you hope to have $150.0 million of revenue outside of the US by 2009. What is your current run rate and can you get to that $150.0 goal without some acquisitions?

Jack Dunn: We believe that we can, the rate last year was about $40.0 million dollars, plus or minus. And that was work where for the most part we have such a small cadre of folks overseas where people were parachuted in to do the jobs, our goal is to have $150.0 million dollars of revenue actually generated outside the United States by that time. We believe that we will be able to do that, but we will do acquisitions to do that. So we have Ringtail certainly is outside the US where we have operations in Australia. We have installed base in Europe, UK and Australia. So we would look to acquire as we said, areas we are looking at heavily now would be in the Pacific Rim and in South America in the investigation business because we believe that gets us into cases earlier and kind of paves a way for us to bring the rest of our services.

Arnie Ursaner: Two more number questions if I can. Your Technology Consulting, you’ve never broken out before as a separate entity was roughly 16 percent of current quarter revenue, is that a good number to use on a go forward basis as a percent of total revenue?

Ted Pincus: Well Arnie at this point and time what we can say is that we are reaffirmed the guidance and our guidance admittedly for our Technology practice is rather conservative we suspect. But until we do our normal half way through the year bottoms up re-forecasting, you’d have to stick to the proportions that are in the guidance.

Arnie Ursaner: My final question if I can, is your operating margin in both forensic and litigation as well as corporate finance were maturely lower than the year ago number, and yet in your guidance you have dramatically higher numbers for full year expectation. Can you walk us through kind of the steps of how we improve margins through the balance of the year in those two segments?

Ted Pincus: Two things will happen Arnie. Number one, some of the stock option expense reflected in the segments themselves because people in some of the segments have options so you are seeing the effect of that, and number two the things that Jack talked about, and Dennis talked about, that affect the 1st quarter in particular also are reflected in the margins of the segments. Obviously the 401K matches and Social Security costs in particular and the UK; of course that investment is reflected almost entirely at this point in the financial restructuring segment.

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Jack Dunn: Yes we would expect to see as with most of our businesses, that within six months we would start to see a significant dividend on that.

Arnie	Ursaner: Thank you.

Ted	Pincus: Thank you.

Operator: Thank you. Our next question is from Lionel Jolivot, please state your company name followed by your question.

Lionel Jolivot: Yes, I’m from Barclays Capital. Good morning first of all and then just a quick question on the forensic and litigation utilization, you were at 84 persons in the 1st quarter which was meaningfully higher than what I expected but your guidance for the full year is only 76 to 77 person. Are you just being overly conservative given the rates (unintelligible) should look for forensic and litigation or is there structural change in the business at this point?

Jack Dunn: Not to be facetious, but were we overly busy. What we would look at is in the normal course of that business, you know becomes solidified and the branding, so we expect to follow the normal course of operation where there would be another state of hiring after the summer period where you have people bring on and you would kind of factor them in, so we would see the plateau rising, and we would expect that there would be a little down time through seasonality as we always experience, so at this point we have not changed our guidance in that regard but we are actively out recruiting.

Dennis Shaughnessy: This is Dennis Shaughnessy. This is also the one segment of our business that is the lumpiest and the most difficult to predict. We tend to be picked often to go into very serious, large but short term oriented projects, to where you have to man them with a lot of people, it’s a high billing rate high utilization, and all of that is very good. The problem is when you try to annualize off of quarters where you might have had some large engagements, you can assume you will get more large engagements going forward, but it gets difficult to predict off that number. So I think we tend to be more cautious on this one, than on the other segments because the engagements tend to be a little shorter and therefore have to be replaced and while we can look at our pipeline and take some confidence that we feel good over the overall number, it’s difficult to simply extrapolate off of one successful quarter and say that is the run rate.

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Lionel Jolivot: I mean it seems to me that you will be recruiting a lot. You know 6 in this segment. And it seems that your competitors will be recruiting a lot as well. Do you have any problems at this point to get the right professional in the door, or are you still able to get the people that you are going after?

Jack Dunn: Well 80 people is pretty good. So I think that we are, it is a robust market out there which is a good thing, we haven’t changed our standards. Every person that has come in here, we are proud of and believe in the opportunity to be an SMD or a partner level person. So we haven’t had to sacrifice, it’s just a good old competition, and the good news is that is because there is a lot of work out there to do, so we haven’t, we doubled our efforts and we haven’t had a problem yet.

Lionel Jolivot: Okay, and going back to your cash flow statement, it seems that your recruit compensation went down pretty dramatically during the quarter and clearly more than last year I guess it is just the timing of the bonus payments, or is it just because you paid more in bonuses this year than last year, is that why there is such a big difference?

Ted Pincus: That’s right. We had a very good year in 2005 compared to 2004 and much of the cash flow related to those bonuses is paid in early 2006.

Lionel Jolivot: Okay. And last thing you talked a little bit earlier about the expansion internationally, I’m interested in Europe particularly, the $2.0 million dollars that you spent this quarter it’s just to bring some new professionals in the business, how do you see the growth in Europe at this point?

Jack Dunn: Right, we did a couple things. We expanded our office space, the bulk of it was though in professionals and also we are seeing an increasing opportunity for the electronic and the technology business there, so we will be making some investment in technology there as well in the near future. Which I think will be a very exciting development for our company.

Lionel	Jolivot: Okay, thank you very much.

Operator: Thank you. Our next question is from Brett Manderfeld. Please state your company name followed by your question.

Brett	Manderfeld: Hi, it’s Piper Jaffray, and congratulations on a really nice quarter guys.

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Jack Dunn: Thank you. Thank you.

Brett Manderfeld: Just following up on the European questions, I guess, can you talk about maybe where you are at in terms of the professionals and how quickly you plan on ramping up the professionals there, and then you mentioned the technology in Europe, makes a lot of sense that you would want to replicate what you have done in the US, but in the US can you talk about, I guess, where you are at in terms of capacity on the technology side and you know how big you can get with the current infrastructure and when and if you might have to expand on the technology front?

Jack Dunn: You know we look at the, that as an opportunity. The good news about our company over the years is that we have specifically expanded with the work as opposed to an anticipation of the work. So we have the ability I think to increase the size of our technology offering by one and a half times with a very small capital expense and probably as a percentage even less of a personnel expense because that is an entirely scaleable business. So in order of magnitude that is within the cap-ex guidance that we have given already so I wouldn’t look at that to be a major expansion. As always, the major expansion in Europe and probably on order of magnitude we probably have about 15 to 20 folks there now. We probably have about probably 15 or so folks in Australia. We would look to significantly increase that over this year, I think you will see us again in the technology area and probably in the forensic area complement the offering we already have there in both Paladium Partners and in the re-structuring area.

Dom DiNapoli: We would also be adding in the economic consulting area in Europe in the near future.

Dennis Shaughnessy: And I think as Jack as stated earlier, we are very excited about the prospects of sophisticated financial investigation business as it applies in Asia and Latin America. Not only is there a great demand for this, we are already working on some projects and joint ventures with some people who are located there for some of our larger clients, but we also so it as an opportunity to expand the footprint number one, but as Jack said it leads very quickly to the utilization of some of our other high value added services.

Brett Manderfeld: Okay, very good. One follow up if I may, just, Jack when do you expect to complete the incentive program for the other half of the other 30 senior people that haven’t re-upped yet? When should be look for that to be finally complete?

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Jack Dunn: I would expect that in another month we would have a really good handle on what’s going on with the rest of the folks.

Brett	Manderfeld: Very good, thank you.

Jack Dunn: These are life, not adversarial, they are just life decisions that folks are making to invest seven years of their life or five years or six years with FTI and we are not rushing them, we are trying to do this with the full respect that they deserve.

Dennis Shaughnessy: We have been very satisfied with the results so far so I don’t want to give any one an impression that there is an issue, in fact I think you know so far the actual signatures to offers are in the 90 percent level or approximately, so I think we are optimistic that we will be retaining the people that we want to retain, and we are just trying to do it in a sensible manner.

Operator:	Thank you. Our next question is from Jim Wilson. Please state your company name followed by your question.

Jim	Wilson: Oh, thanks, its JMP Securities, good morning gentlemen.

Jack	Dunn: Good morning.

Jim Wilson: My questions are I guess about margins in particular, because obviously outstanding effort across the board on the revenue side, couldn’t possibly pick on anything, but on the margin side, as I was going through the segment EBITDA, the only one that kind of stood out as causing a lot of questions in my mind was the forensic and litigation side, which has been fairly steady over time, and I don’t know if all of your expansion expenditures and efforts in Europe actually flowed through the expense line for litigation as opposed to being spread any where else, but as I am calculating off of your release, your margins, your EBITDA margin in there was well below 20 percent which you have never been any where close to that low, or is there some other one time or specific items within that number that makes it look funny this quarter?

Ted Pincus: The answer, first of all, let’s take the cost of Europe. No, much of those particular investments in Europe were related to the corporate finance restructuring practice, with some in economic and some in forensic but only a little of that. It is true that a nice proportion of the stock option expenses were collected in the forensic group and again I really reiterate that we do anticipate that our overall

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margins will be reaffirmed the guidance as adjusted for stock option expense and as Dennis said really one quarter is a little too early in the year to change any of this. They have the largest number of people as well, and so a lot of the 401K expenses, etc. and Social Security......

Jack Dunn: I think some of it as well is basically the fact that we have broken out technology for the first time. Technology as we try to discuss last year as part of our strategy, is clearly the most profitable segment on a margin basis, so if you would break it out, you know, you definitely have, even though it is smaller percentage, it has to influence by some points, a year over your comparison.

Jim	Wilson: Yes, and I did that because you gave last years too......

Ted	Pincus: Jim, I’m sorry in your predicate to your question, you said the margin was way below what?

Jim Wilson: Where your, if you took out, you only have one quarter here obviously which is you gave last years DOW breaking out technology so you have apples to apples so I have no other perspective, but as I calculated you did just for the quarter, forensic and litigation alone with 17 percent, Q1 this year 29 last year and technology was 7 percent last year, 13.5 percent this year, so all the other divisions made a lot of sense particularly year over year expanding over time, it’s just that litigation stood out as sort of the anomaly. We can follow up, maybe there is something more in there,

Ted	Pincus: I’m sorry we are looking at a 26 percent EBITDA margin for the quarter...

Jim	Wilson: Okay, well maybe we can follow up, maybe......

Jack Dunn: We did 29 percent last year which had the technology involved so we were trying to, we’re not following your question here, I’m sorry.

Jim Wilson: We can follow up, that’s fine. My only other question was then looking at the full year so that we don’t get down to the divisions, and I know you have reaffirmed guidance it did specify gross or operating margins but should we think about I know the stock based comp is kind of more or less 2 percent of revenues roughly, would other than that would you, are you thinking of operating margins EBITDA margins or gross margins probably all the same roughly the same as last year, is that a fair assumption?

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Ted Pincus: Again I really have to revert back to the fact that we still anticipate achieving the margins that we have put into guidance, and I think that is probably give or take about the same within a couple of points, tenths of a point as we achieve last year, but our eventual goal of over 25 percent EBITDA margin and again that was before share based compensation.

Jim Wilson: Oh, okay alright. Okay that’s fine, thanks.

Operator: Thank you. Ladies and gentlemen if there are any additional questions, please press the * followed by the 1 at this time. As a reminder if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the next question; and our next question is from David Gold. Please state your company name followed by your question.

David Gold: Hi good morning, it’s Sidoti & Company.

Ted	Pincus: Hi David.

David Gold: Just a couple of questions just following up on the comments I that is made on the forensics business and you know how lumpy that is, if we looked at forensics and technology, anything in the 1st quarter or any reason any large projects there that should give us cause to believe the business would come down over the next couple of quarters?

Jack Dunn: Technology wouldn’t, it wouldn’t apply to technology in that in a way technology tends to be somewhat the antithesis and that you are building a repetitive base quarter to quarter to quarter on a lot of the technology and the servicing offerings, the data management offering, the royalties off of Ringtail, so I don’t think we have while you know, I agree it looks very conservative at this moment, given the run rate that technology has, I think given that we are lapping quarters for the first time, you know in our experience when we really had these technology offerings, which really started in earnest the 2nd quarter of last year I think it is prudent in the first half of the year to be conservative there. We may or not influence this much David by sort of the project lumpiness that we have in forensic. In forensic in the 1st quarter there were a couple large jobs which started at the end of the 4th quarter and while they will continue going forward I would say the bulk of the heavy lifting work was finished in the 1st quarter. So the answer to your question would be, yes and that area we did have, we were influenced by a couple large jobs, now that is our business, we tend to get the large jobs, we anticipate we will get more large jobs, we have large jobs pipelined in our new business effort, it’s simply

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difficult to project how they will hit, when they will hit, this is the slipperiest stuff, its the delay by one quarter clearly has an influence on your guidance, it may dramatically increase your 4th quarter results and your 1st quarter results but could affect the whole years guidance so we really feel more comfortable in looking a this one given that it is more lumpy and given that we were the beneficiary of some exciting and big jobs at the end of the year and in the beginning of our 1st quarter here to be cautious in annualizing the numbers out.

David Gold: But, I mean correct me if I am wrong, the way it sounds is that you basically by reiterating guidance, you’re not suggesting that you have reason to believe business slow from here, you’re just not ready to update it at this point?

Ted	Pincus: Well David, it’s also the normal seasonal patterns of course.

David	Gold: Sure. But even “xing” that it’s just....

Jack	Dunn: David that is a fair question and the answer is yes.

Jack Dunn: I mean the people are not here wringing their hands, they are excited about what we have done and how to build on it, so you know, in especially the, as Dennis mentioned, the kind of annuity aspect of the technology business which is feeding every other division of the company, so it really is a very exciting time right here.

Jack Dunn: As Ted has said, I think we feel we are in a much better position in this company, to look at our guidance, you know, obviously at first in the beginning of the year and we’re trying to structure for the year and more importantly you know in the beginning of the 3rd quarter when we have half a year under our belt, and a fairly good feel for how these new projects are going to break in the 3rd and 4th quarter, so I think it is just a better practice for this company to be addressing changing guidance after two quarters are under our belt rather than one.

Ted Pincus: David, one last point not withstanding the fact that we always have large engagements, I just want to point out that no one particular engagement that still continues to hold true represents a significant portion of our business. Last year for example, we said that not one engagement was greater than 5 percent in actual fact the largest engagement was probably 2 to 3 percent of our revenues if it was that. We don’t expect it to be any different this year.

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David Gold: One other minor, Ted, while I have you on, the change, the variance in corporate in your forecast is that all option related, it’s about plus 6-8 million from when you gave it in February?

Ted Pincus: It’s not all options but options have a significant affect on that, it is true that a good proportion of the share based compensation did hit in the corporate expenditures. In fact if you pulled out the amount that was included in corporate expenditures, our corporate is not running any different than it did for the 4th quarter of 2005 for example.

David	Gold: Gotcha. Okay perfect, thanks so much to all of you.

Ted	Pincus: Great, thank you.

Operator: Thank you. Our next question is from Richard Jenkins. Please state your company name followed by your question.

Richard Jenkins: Hi it’s Richard Jenkins from Trimark Investments. Just a mathematical question, I’m trying to follow and I didn’t pick it up from the releases, the total number of shares outstanding basic, where you are with your buy-backs, etc. and just trying to get a sense of the outstanding stock.

Ted Pincus: First let me add that we do expect to file our 10Q within the next day or two, so that you will have the full level of information that you would have on basic and all the rest of that. The share denominator here for the quarter was 40.3 million. We have in our guidance estimated that for the year taken as a whole it would be approximately 40 million 500 thousand. So we are roughly at the same rate as we are anticipating for the year. Actual shares outstanding as of March 31st are down somewhat to 39 million, the difference being the affect of options etc. that are outstanding.

Richard	Jenkins: Okay.

Ted	Pincus: I’m not sure if that answers fully your question, but ...

Richard Jenkins: That is the one part, and can you just give us an update on buy-backs, what is completed, what is left outstanding?

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Ted Pincus: That is also in the press release so let me just turn to it so I give you the exact numbers.

Richard Jenkins: Well if it is in the press release, then I apologize, we can always...

Ted Pincus: No, no. Don’t apologize. I just don’t have it committed to memory, and I want to be certain of what I tell you. We purchased 300 thousand shares in the 1st quarter for $8.5 million dollars and we also settled up on previous accelerated stock buy back program for $6.8 million dollars....

Richard Jenkins: Okay that is what I wanted to know.

Ted Pincus: With that remaining under the program is $41.5 million dollars.

Richard Jenkins: Okay. And can you give us some sense of thought on that as you play that as it goes for the next year or so is there sort of an intention to have that offset options that are issued?

Dennis Shaughnessy: I think as we have consistently said and as part of our plan over the next three or four years, we can’t necessarily represent that we can offset it one to one on our annualized basis, but it is our intention over a three or four year period to offset it in the aggregate. So we would intend on using that money buying the stock on an opportunistic basis or on a program basis, and I think that has been the pattern of the company in the past. We will use that allocation and go back to the board and ask for more.

Richard Jenkins: Thank you.

Operator: Thank you. Ladies and gentlemen if there are any additional questions, please press the * followed by the 1 at this time. As a reminder if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the next question; and our next question is follow up questions from Arnie Ursaner. Please go ahead.

Arnie Ursaner: Hi. Question on economic consulting, obviously you did have a pretty good acquisition in the numbers, can you break out the core growth in economic consulting and the contribution from the acquisition in the quarter please?

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Ted Pincus: Let me put it this way Arnie, when we acquired COMPASS we gave some estimation on what the affect might be, we said its’ revenues would be in the $20.0 to the $24.0 million and that it has a very high EBITDA margin that we expected EBITDA, I think it was $10.0 or $11.0 million dollars for the year and it is tracking true on that.

Arnie	Ursaner: How many months did you have it in the quarter?

Ted Pincus: The full three months, actually we acquired it on January 6th so there was one week less than three full months in the quarter.

Arnie	Ursaner: Okay. Thank you.

Operator:	The next question is from Dave Kerdell; please state your company name followed by your question.

Dave	Kerdell: Brahman Capital. Two quick questions, were there any success fees in the quarter that were material?

Ted Pincus: We had a normal amount of success fees, nothing particularly unusual. They are built into our annual guidance, and when I say normal, you know you are talking about in the few millions.

Dave	Kerdell: Gotcha. Is it comparable to the same quarter last year?

Ted Pincus: I don’t have that information at my fingertips, but we had a normal amount last year as well, I don’t remember what the quarterly break up was.

Jack	Dunn: It might be slightly higher but again I think the answer is it was not significant material.

Dave Kerdell: Gotcha. And just to follow up on Arnie’s question, can you give us any range of where organic growth was for each of the businesses, roughly even though, roughly speaking? And for the company as a whole?

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Ted Pincus: I think it is fair to say that in the technology business and the forensic business, the vast majority of that growth was organic. And in corporate finance we had an acquisition half way through last year, Cambio, which obviously was not in the 1st quarter, so a portion of corporate finances growth was represented by acquisition. And in economic we just talked about the COMPASS acquisition that did influence this 1st quarter’s results compared to the year before 1st quarter. Taken as a whole, I believe we will get a growth; this particular quarter was between 15 and 20 percent. Sometimes it is a little difficult to estimate because we integrate our acquisitions and it is hard to answer the question “would the next hire have been made and where does it go”? Was it organic growth of the existing business or is it organic growth of the acquisition after acquisition? Hard to discern that in an integrated business.

Dave	Kerdell: Understood. Okay, thank you.

Operator: Thank you. Gentlemen at this time we have no further questions, please continue with any closing remarks you would like to make.

Jack Dunn: Again, on behalf of FTI, thank you very much for being with us and we look forward to you at our next Analysts’ call.

Operator: Thank you sir. Ladies and gentlemen, this concludes the FTI Consulting 1st Quarter Earnings Conference Call. If you would like to listen to a replay of today’s conference please dial 1-800-405-2236 or 303-590-3000 and use access code 11059272 followed by the # sign. A web cast of the call will also be available on the company’s website www.fticonsulting.com for the next 90 days. We thank you for your participation in today’s call.

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